Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TransAtlantic Petroleum Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-162814) on Form S-8 of TransAtlantic Petroleum Ltd. (the “Company”) of our reports dated May 15, 2013, with respect to the consolidated balance sheets of TransAtlantic Petroleum Ltd as of December 31, 2012, and the related consolidated statements of comprehensive income (loss), equity, and cash flows for the year ended December 31, 2012, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of TransAtlantic Petroleum Ltd.

Our report dated May 15, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2012 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses were identified and included in management’s assessment in Item 9A of the Company’s December 31, 2012 Annual Report on Form 10-K:

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The Company has not maintained a sufficient complement of qualified personnel with U.S. GAAP knowledge and expertise, which resulted in the ineffective design or operation of the Company’s internal controls over significant account balances and estimates.

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The Company’s management review and approval controls were not complete and comprehensive and not operating at a sufficient level of precision, to prevent or detect material misstatements in the Company’s financial statements.

•	The Company has not designed and implemented effective internal controls around the accounting for oil & gas properties.

•	The Company has not designed and implemented effective internal controls over income tax provisions.

•	The Company has not designed and implemented effective internal controls over significant non-routine transactions.

•	The Company has not designed and implemented effective controls over remeasurement and translation of its foreign entity account balances.

KPMG LLP

/s/ KPMG LLP

Dallas, Texas

May 15, 2013